Exhibit 99.1

Contact:

Insignia Systems, Inc.
John Gonsior, CFO
(763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES 2015 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

Overview

•                  2015 total net sales were $28.2 million, an increase of 7.2% from $26.3 million in 2014.

•                  Q4 2015 total net sales increased 23.4% to $7.4 million from $6.0 million in Q4 2014.

•                  2015 operating income was $2.5 million compared to operating income of $467,000 in 2014.

•                  Q4 2015 operating income was $992,000 compared to an operating loss of ($650,000) in Q4 2014.

•                  2015 net income was $1.5 million, or $0.13 per basic and diluted share, compared to $211,000, or $0.02 per basic and diluted share in 2014.

•                  Q4 2015 net income was $627,000, or $0.05 per basic and diluted share, compared to a net loss of ($398,000), or ($0.03) per basic and diluted share, in Q4 2014.

MINNEAPOLIS, MN — March 2, 2016 — Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia” or “the Company”) today reported financial results for the fourth quarter (“Q4”) and full year ended December 31, 2015, as compared to the fourth quarter and full year ended December 31, 2014.

Insignia’s President and CFO John Gonsior commented, “I am pleased to announce our fourth quarter results, which completed a very successful year for us in 2015, driven mainly by growth of our POPS business.”

Mr. Gonsior continued, “Looking ahead to 2016, current POPS bookings for Q1 2016 are approximately $5.8 million, compared to $6.0 million for Q1 2015 one year ago. Strong marketplace pressures have continued, which elevates the need for our focus on product expansion, as well as continued investment in our core product offerings to ensure they are evolving with the market. In an effort to improve current operations and to better allow for product expansion in the future, we plan to upgrade our operating infrastructure and related information technology systems. This initiative will require additional spending during 2016 that should be partially offset with efficiencies gained elsewhere in our business. Additionally, we are beginning our second year with our newest product, The Like MachineTM. We are encouraged by the interest in this product from both retailers and CPGs, and look to 2016 to validate its potential.”

Q4 2015 Results

Q4 2015 total net sales increased 23.4% to $7,449,000 from $6,038,000 in Q4 2014, due mainly to increases in our POPS sales.

Gross profit in Q4 2015 increased to $3,384,000, or 45.4% of total net sales, from $2,487,000, or 41.2% of total net sales, in Q4 2014. As our gross profit margin is highly dependent on our sales volume, the increase in gross profit margin was mainly the result of the increase in POPS sales as well as program mix.

Selling expenses in Q4 2015 were $1,047,000, or 14.1% of total net sales, as compared to $1,662,000, or 27.5% of total net sales, in Q4 2014, due primarily to decreased staffing and staffing related expenses, travel and entertainment costs, and other costs associated with the launch of The Like Machine in 2014.

Marketing expenses in Q4 2015 were $369,000, or 5.0% of total net sales, as compared to $549,000, or 9.1% of total net sales, in Q4 2014, due primarily to decreased costs associated with corporate marketing initiatives in 2014, as well as costs associated with the launch of The Like Machine in 2014.

General and administrative expenses increased to $976,000, or 13.1% of total net sales, from $926,000, or 15.3% of total net sales, in Q4 2014. This increase was primarily the result of legal expenses and other board governance costs.

The operating income for Q4 2015 was $992,000, compared to an operating loss of ($650,000) in Q4 2014.

The income tax expense for Q4 2015 was 38.0% of pretax income, or $385,000, compared to income tax benefit of 37.1% of pretax loss, or ($235,000), in Q4 2014. Our effective tax rates typically fluctuate between periods primarily due to the impact of discrete tax items during the quarter.

The net income for Q4 2015 was $627,000, or $0.05 per basic and diluted share, compared to a net loss of ($398,000), or ($0.03) per basic and diluted share, in Q4 2014.

Mr. Gonsior concluded, “As of December 31, 2015, we have $18.0 million of cash, cash equivalents, and debt security investments, which is up from cash and cash equivalents of $16.9 million as of December 31, 2014.”

Share Repurchase Plan

As previously announced, Insignia’s Board of Directors approved a Stock Repurchase Plan authorizing the repurchase of up to $5.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions through October 30, 2017. During Q4 2015, the Company purchased approximately 54,000 shares at an average price of $2.68.

Conference Call

Insignia’s management team will host a conference call today at 5:00 pm ET / 4:00 pm CT to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 689-8029 or toll-free (877) 407-8029. Please call in 10 minutes before the conference call is scheduled to begin and ask for the

Insignia call.  Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to investorrelations@insigniasystems.com.

The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.insigniasystems.com, click on the Investor Relations section where the conference call is posted.  Please go to the website 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the webcast of the conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a developer and marketer of innovative in-store products, programs, and services that help consumer goods manufacturers and retail partners drive sales at the point of purchase.  Insignia provides at-shelf media solutions in approximately 13,000 retail supermarkets, 1,000 mass merchants and 8,000 dollar stores.  With a client list of over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft Foods, Nestlé, and P&G, Insignia helps major brands deliver on their key engagement, promotion, and advertising objectives right at the point-of-purchase.  For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release or the subsequent conference call which are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “believes,” “expects,” “anticipates,” “seeks” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call. Statements made in this press release (or during the conference call referred to herein) by the Company’s management team, regarding, for instance: current expectations as to future financial performance; our ability to achieve revenue growth, cost improvements and profitability; current sales trends with consumer packaged goods manufacturers; the expected addition of retailers and the ability to increase revenue; continued stability of our business relationship with News America; our ability to develop and successfully implement new products to diversify our business and to increase our retailer access for these products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement its business plan to achieve and maintain profitability in the future; (ii) the risk that the Company will not be able to expand core product offerings or to develop and implement new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement or termination of the Company’s relationship with News America; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2016; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net sales	$7,449,000	$6,038,000	$28,211,000	$26,305,000
Cost of sales	4,065,000	3,551,000	15,540,000	14,523,000
Gross profit	3,384,000	2,487,000	12,671,000	11,782,000
Operating expenses:
Selling	1,047,000	1,662,000	4,498,000	5,822,000
Marketing	369,000	549,000	1,623,000	1,527,000
General and administrative	976,000	926,000	4,086,000	3,966,000

Operating income (loss)	992,000	(650,000)	2,464,000	467,000
Other income, net	20,000	17,000	76,000	42,000

Income (loss) before taxes	1,012,000	(633,000)	2,540,000	509,000
Income tax expense (benefit)	385,000	(235,000)	1,006,000	298,000

Net income (loss)	627,000	(398,000)	1,534,000	211,000

Other comprehensive income (loss) net of tax	(7,000)	(7,000)	—	(11,000)

Other comprehensive income (loss)	$620,000	$(405,000)	$1,534,000	$200,000

Net income (loss) per share:
Basic	$0.05	$(0.03)	$0.13	$0.02
Diluted	$0.05	$(0.03)	$0.13	$0.02

Shares used in calculation of net income (loss) per share:
Basic	11,644,000	12,238,000	12,044,000	12,635,000
Diluted	11,809,000	12,238,000	12,216,000	12,867,000

SELECTED BALANCE SHEET DATA

(Unaudited)

	December 31,	December 31,
	2015	2014

Cash, cash equivalents, and debt security investments	$18,013,000	$16,935,000
Working capital	21,297,000	20,692,000
Total assets	31,714,000	30,475,000
Total liabilities	6,994,000	5,916,000
Shareholders’ equity	24,720,000	24,559,000

####